Exhibit 23.1

Consent of Independent Auditors

We consent to the reference to our firm in the Registration Statement (Form S-8) pertaining to the McMoRan Exploration Co. 2004 Director Compensation Plan for the registration of 175,000 shares of McMoRan Exploration Co. common stock and 175,000 preferred stock purchase rights and to the incorporation by reference therein of our reports dated February 2, 2004 with respect to the 2003 consolidated financial statements and schedule of McMoRan Exploration Co. included in its Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New Orleans, Louisiana

May 10, 2004